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UNITE HERE: More than 25% of outstanding shares support call for Special Meeting at Ashford Hospitality Trust

New York City. UNITE HERE announced that as of yesterday more than 25% of shares outstanding have cast votes in support of a call for a Special Meeting of Shareholders at Ashford Hospitality Trust (NYSE: AHT), with four days of voting remaining, and two days before the planned spinoff of Ashford Inc. Votes representing under 40% of shares outstanding had been cast as of November 10.

Until recently, AHT’s bylaws had required the support of only 25% of shares outstanding to call a Special Meeting of Shareholders. On February 25, 2014, two days before announcing the spin-off of Inc., AHT’s board unilaterally doubled the threshold to 50%. In reaction to this and other rollbacks in shareholder rights, Institutional Shareholder Services (ISS) recommended a vote against incumbent directors. AHT’s lead independent director subsequently received the support of only 41% of shares outstanding at the last shareholder meeting.

In the face of UNITE HERE’s solicitation and significant shareholder engagement, AHT announced on October 27th that it would lower the threshold of support needed to call a special meeting to 35% - still higher than the 25% threshold in place for years, and not applicable until the company’s next annual meeting.

“Ashford should not proceed with the spinoff of Inc. now that over 25% of shareholders are seeking a voice on the terms this transaction,” said JJ Fueser, research coordinator. “That was the threshold required for years, until AHT changed the provisions ahead of the spinoff announcement.”

Last week, ISS released a report (http://www.businesswire.com/news/home/20141106005405/en/ISS-recommends-shareholders-vote-Special-Meeting-Ashford#.VGFdXPnF9UV) recommending shareholders support the call for a special meeting at AHT, writing, “…the downside risk in supporting the dissident appears relatively minimal, while the downside risk of ignoring the many issues raised by the dissidents appears to significantly outweigh the potential costs of calling a special meeting at which shareholders can address those issues directly.”

UNITE HERE urges AHT shareholders to submit votes by the end of NOVEMBER 11TH, before the spinoff date, to restore shareholder rights and preserve strategic opportunities at AHT and Ashford Inc. The final vote deadline is November 14.

View our revised definitive proxy:

http://www.sec.gov/Archives/edgar/data/1232582/000103442614000023/0001034426-14-000023-index.htm

View our most recent investor presentation:

http://www.sec.gov/Archives/edgar/data/1232582/000103442614000030/0001034426-14-000030-index.htm

Contact:

JJ Fueser, 416-893-8570, jjfueser@unitehere.org Elliott Mallen, 312-656-5807, emallen@unitehere.org

For more information: http://www.unlock-ashford.org/, www.twitter.com/@HotelCorpGov